UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2007

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Ave.
Orlando, Florida	32801
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 15, 2007, we entered into an escrow agreement with a new escrow agent, Wells Fargo Bank, National Association (“Escrow Agent”). This agreement will remain in effect until April 4, 2008, the expiration date of our current public offering, unless we terminate the offering as of an earlier date or elect to extend the effective date of the agreement an additional 60 days upon providing written notice to the Escrow Agent.

As described in our prospectus dated April 20, 2007, the purchase price paid by persons subscribing for our common stock will be deposited into an interest-bearing account at the Escrow Agent until we admit those persons as shareholders. The escrow agreement provides that we shall instruct the Escrow Agent to invest funds received and to remit funds to us from each person admitted by us as a shareholder upon our instruction.

We have agreed to indemnify the Escrow Agent against certain liabilities that it may incur in acting as Escrow Agent except in the case of its gross negligence or willful misconduct. The escrow agreement is governed by the laws of the State of Florida.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Escrow Agreement between CNL Income Properties, Inc. and Wells Fargo Bank, National Association dated May 15, 2007

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. We caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2007	CNL INCOME PROPERTIES, INC.

/s/ Charles A. Muller
	Name:	Charles A. Muller
	Title:	Executive Vice President and Chief Operating Officer

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